Exhibit 99.1

Alset EHome International Inc. Singapore Subsidiary Announces Earnings
Turnaround with Net Profit Of US$45.0 Million For FY2020, Alongside Plans
To Develop First-Of-Its-Kind Sustainable Healthy Living Community

Friday, March 5, 2021 9:00 AM

BETHESDA, MD / ACCESSWIRE / March 5, 2021 / Alset EHome International Inc. (NASDAQ:AEI) (the “Company”), a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities, today announced that the Company’s majority owned subsidiary, Alset International Limited (“Alset International”) has released unaudited financial results for the full year ended December 31, 2020 (“FY2020”) and provided an update on its latest business developments.

Alset International reported that for FY2020, Alset International’s other income increased by US$52.0 million to US$52.9 million, driven mainly by a US$50.5 million gain on the disposal of Impact Biomedical, Alset International’s Biomedical arm, following the completion of the US$50 million purchase by NYSE-listed Document Security Systems Inc. on August 24, 2020.

Revenue for Alset International posted a 24.0% year-on-year decline to US$17.6 million, mainly attributable to a decline in revenue generated from the Ballenger Run project in Frederick, Maryland to US$16.0 million, and no revenue from Alset International’s Lakes at Black Oak project near Houston, Texas, as it is currently undergoing redevelopment.

As a result, Alset International recorded a net profit attributable to shareholders of US$45.0 million for FY2020, a significant turnaround from a net loss of US$10.2 million in the preceding year.

Alset International recorded cash and cash equivalents of US$16.9 million as at the end of December 31, 2020 (up from US$2.9 million at December 31, 2019). Alset International remains in a net cash position of US$16.0 million as at December 31, 2020 (up from US$2.8 million at December 31, 2019).

We note that while our Singapore-based majority owned subsidiary reported the unaudited, non-GAAP financial information described above, in accordance with US GAAP, the Company will not recognize the gain on the disposal of Impact Biomedical in its income statement.

Building Sustainable Healthy Living System

Alset International also provided the following update on its business activities. Alset International has built up an eco-system of businesses based around sustainable living for its novel and first-of-its-kind sustainable healthy living communities. Driven by its land development subsidiary, Alset EHome Inc., Alset International intends to develop Alset EHomes, which are eco-friendly single-family homes fully fitted with sustainable transport, living and energy systems including solar systems and energy storage as well as electric cars utilizing a vehicle-to-grid (“V2G”) concept. Alset International has started the infrastructure work for this sustainable healthy living community project and intends to develop proof-of-concept Alset EHomes within its Black Oak community development plot. Apart from Black Oak, Alset International intends to bring this concept to other parts of the US as well as markets abroad.

“Having built up our sustainable healthy living ecosystem for a number of years now, we are pleased to note that we are on the cusp helping revolutionize the way people live, work and play. Supported by our extensive and successful track record in property development, we will harness the necessary skillsets, expertise, network and production capabilities to provide high quality designer homes with integrated smart technologies at affordable prices,” Alset International’s Chairman and Chief Executive Officer, Chan Heng Fai, stated. Mr. Chan also added: “Driven by our vision to establish ourselves as the most prominent home builder of the future, we have made it our mission to lead the world’s transition and accelerate the advent of sustainable healthy living systems globally.”

Situated on approximately 136 acres of land, the Black Oak plot has been subdivided into over 600 buildable lots. All lots will be completed with full infrastructural works and recreational facilities including parks and walking trails. At present, Phase 1 – comprising a total of 124 lots – has been sold to Rausch Coleman Homes, while the balance of 550 lots will be set aside for the development of Alset EHomes.

About Alset EHome International Inc.

Alset EHome International Inc. is a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. The Company's vision is to accelerate sustainable healthy living. The Company's mission is to provide a healthy living ecosystem, encompassing housing, transport, energy, alternative healthy food and biohealth products.

For more information, please visit: www.alsetehomeintl.com.

Investor Contact:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Alset EHome International Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to its initial public offering filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Alset EHome International Inc. undertakes no duty to update such information except as required under applicable law.

SOURCE: Alset EHome International Inc.